Exhibit 99.1

RingCentral, Inc. Announces Issuance of Class A Common Stock to Avaya in Connection with Strategic Partnership

Belmont, Calif. – November 12, 2019 – RingCentral, Inc. (NYSE: RNG) (“RingCentral”), a leading provider of global enterprise cloud communications, collaboration, and contact center solutions, announced today that it has issued 2,170,785 shares of its Class A common stock to Avaya Inc. (“Avaya”) pursuant to the terms of RingCentral and Avaya’s previously announced strategic partnership.

RingCentral has filed an automatically effective registration statement on Form S-3 with the Securities and Exchange Commission, which will cover the resale of all of the shares of Class A common stock issued to Avaya.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these shares of Class A common stock, nor shall there be any sale of these shares of Class A common stock in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About RingCentral

RingCentral is a leading provider of global enterprise cloud communications, collaboration, and contact center solutions. More flexible and cost-effective than legacy on-premises systems, the RingCentral platform empowers employees to work better together, from any location, on any device, and via any mode to serve customers, improving business efficiency and customer satisfaction. The company provides unified voice, video meetings, team messaging, digital customer engagement, and integrated contact center solutions for enterprises globally. RingCentral’s open platform integrates with leading business apps and enables customers to easily customize business workflows. RingCentral is headquartered in Belmont, California, and has offices around the world.

©2019 RingCentral, Inc. All rights reserved. RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.

Investor Relations Contact:

Ryan Goodman, RingCentral

(650) 918-5356

Ryan.Goodman@ringcentral.com

Media Contact:

Mariana Kosturos, RingCentral

(650) 562-6545

Mariana.Kosturos@ringcentral.com